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[LASON LOGO]

Contact:      Leslie A. Stansbery
              Director, Investor Relations
              (248) 597-5800

               LASON ANNOUNCES AMENDMENT TO BANK CREDIT FACILITY

TROY, Mich. -April 10, 2001- Lason, Inc. (OTCBB: LSON) announced today that the Company has signed a definitive agreement with its bank group, whose agent is Bank One, Michigan, to amend its existing bank credit facility.

Terms of the amendment include a mechanism to improve the Company's working capital position, reduce its liability to its earnout creditors, and significantly de-leverage its balance sheet. This amendment to the original credit facility is in place through January 2002. The Company intends, prior to January 2002, to enter into further negotiations with the bank group with regards to its credit facility.

"We are pleased that we were able to structure an amendment with the bank group that addresses the needs of all affected parties, the Company, its earnout creditors, and the bank group," stated Ronald D. Risher, Executive Vice President and Chief Financial Officer of Lason. "This agreement provides us with the resources necessary to continue our re-structuring, improve our working capital position and meet our obligations while continuing to provide superior service to our customers and, we believe, shows the confidence of the bank group in the current Lason management team."

ABOUT THE COMPANY

LASON is a leading provider of integrated information management services, transforming data into effective business communication, through capturing, transforming and activating critical documents. LASON has operations in the United States, Canada, Mexico, India, Mauritius and the Caribbean. The company currently has over 85 multi-functional imaging centers and operates over 60 facility management sites located on customers' premises. LASON is available on the World Wide Web at http://www.lason.com/.

This press release, other than historical financial information, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward looking statements are: (i) that the information is of a preliminary nature and may be subject to further adjustment, (ii) variations in quarterly results, (iii) the assimilation of acquisitions, (iv) the management of the Company's growth and expansion, (v) dependence on major customers, dependence on key personnel, (vi) development by competitors of new or superior products or services, or entry into the market of new competitors, (vii) fluctuations in paper prices, (viii) reliability of the Company's data, (ix) volatility of the Company's stock price,
(x) changes in the business services outsourcing industry, (xi) significance of intangible assets, (xii) changes related to compensatory stock options, (xiii) management's ability to successfully complete its restructuring and repositioning initiatives, (xiv) any financial and legal effect of the class action litigation, and (xv) other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.



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